Exhibit 4.4

Date:

Wimp 2 Warrior Limited

Employee Option Plan

Contents

1	Definitions and interpretations	1
2	Administration	7
3	Vesting of Options	8
4	Disposal	9
5	Issue of Ordinary Shares in respect of the exercise of Outstanding Options	11
6	Treatment for Leavers and Redundancy	11
7	Exit Event	13
8	Listings	14
9	Reorganisation Event	14
10	No effect	14
11	General	15
Schedule 1 - Option Exercise Notice		17

1	Definitions and interpretations

1.1	Definitions

The meaning of the terms used in these Rules are set out below.

Bad Leaver	A person who has become a Leaver:

(a)	by resigning from any Company Group Member within 3 years of commencing their role; or

(b)	as a result of termination of employment by any Company Group Member due to:

(i)	fraud, serious misconduct or a criminal offence;

(ii)	a breach of his or her employment contract or any other contractual obligation or fiduciary duty to any Company Group Member (including, breach of any confidentiality obligations or restrictive covenants); or

(iii)	poor performance of the Eligible Person,

and who the Board has not determined to be a Good Leaver.

Board	The board of directors of the Company.

Business Sale	A sale to a third party purchaser of all (or substantially all) of the assets and business undertaking of the Company Group (including by way of a sale of shares of the Company’s directly or indirectly owned Subsidiaries) provided that no sale or transfer undertaken to effect a corporate reorganisation of any of the Company Group will constitute a Business Sale.

Commissioner of Taxation	The office of Commissioner of Taxation created by section 4 of the Taxation Administration Act 1953 (Cth).

Company	Wimp 2 Warrior Limited ACN 163 057 565.

Company Group	The Company and each Subsidiary (if any) from time to time.

Company Group Member	Any member of the Company Group.

Constitution	The constitution of the Company from time to time.

Corporations Act	The Corporations Act 2001 (Cth).

Dispose	In relation to a Share or Option:

(a)	sell, assign, buy-back, redeem, transfer, convey, grant an option over, grant or allow a Security Interest over;

(b)	enter into any swap arrangement, any derivative arrangements or other similar arrangement; or

(c)	otherwise directly or indirectly dispose of a legal, beneficial or economic interest in the Share or Option,

(and Disposal has a corresponding meaning).

Eligible Person	Any employee, contractor or director (or prospective employee, contractor or director) of one or more Company Group Members selected by the Board to participate in the Plan.

Exercise Notice	A notice substantially in the form of schedule 1.

Exercise Period	In relation to an Option, the period commencing on the date on which the Option vests and ending on the Expiry Date.

Exercise Price	In respect of an Option the exercise price determined by the Board and included in the Offer giving rise to that Option, as amended pursuant to the terms of this Plan.

Exit Date	Each of:

(a)	in respect of a Listing, the date of admission of the IPO Entity to the official list of ASX Limited or any other recognised stock exchange;

(b)	in respect of a Share Sale, the date on which the sale of shares completes; or

(c)	in respect of a Business Sale, the date of the first distribution to Shareholders arising from the Business Sale,

or any such other date as nominated by the Board as the Exit Date.

Exit Event	Each of:

(a)	a Listing;

(b)	a Business Sale; or

(c)	a Share Sale.

Expiry Date	The date on which the Option lapses under rule 7.2.

Fair Market Value	(a)	In the context of a Share Sale, means:

(i)	for Option Shares, the price offered by a third party buyer for each Ordinary Share; and

(ii)	for Options, means the price offered by a third party buyer for each Ordinary Share less the Exercise Price; and

(b)	otherwise, as of any date, the fair market value of an Option or Ordinary Share (as applicable), as determined by the Board in good faith on such basis as it deems appropriate.

Fully-Diluted Basis	means as if:

(a)	all of the Options were fully vested and exercised; and

(b)	all of rights (including options) of any person to be issued Shares or to convert Shares into another class of Shares were exercised, and all agreements by the Company to issue shares or to convert Shares into another class of Shares were performed, in circumstances where all of the conditions (including conditions precedent) to the exercise of those rights were satisfied or the performance of those agreements (as applicable) were satisfied.

Good Leaver	A Leaver who:

(a)	is not a Bad Leaver; or

(b)	the Board has determined in its absolute discretion should be classified as a Good Leaver.

IPO Entity

A member of the Company Group or a special purpose vehicle formed for the purpose of a Listing which directly or indirectly (including through one or more interposed entities) owns at least 50% per cent (based on earnings) of the business of the Company Group.

Lapse Notice	The meaning given in rule 6.1(a)(i).

Leaver	An Eligible Person who ceases to be an employee, contractor or director of Company Group Member.

Listing	An initial public offering of an IPO Entity to the official list of ASX Limited or any other recognised stock exchange.

Listing Rules	The ASX Listing Rules and any other rules of ASX Limited which apply to an entity while it is a listed entity (or the rules of any other recognised stock exchange (if applicable)), each as amended or replaced from time to time, except to the extent of any express written waiver by ASX Limited (or any other recognised stock exchange (if applicable)).

New Holding Entity	An entity in which equity securities are issued in exchange for Shares as part of a Reconstruction.

Nominee	A trustee or nominee approved by the Board.

Offer	An offer made to an Eligible Person by or on behalf of the Board to participate in the Plan.

Option	An option, issued under this Plan, to acquire an Ordinary Share.

Option Holder	A person registered in the Company’s register of Option Holders as the holder of Options.

Option Share	In respect of an Option, the Ordinary Share or Ordinary Shares issued as a result of the exercise by an Option Holder of that Option.

Ordinary Shares	Fully paid ordinary shares in the capital of the Company with such rights and obligations as set out in the Constitution.

Outstanding Option	An Option which has vested, has not been exercised and has not lapsed.

Plan	The Employee Option Plan constituted by these Rules, as amended from time to time.

Reconstruction

The reconstruction of the Company involving holders of Shares exchanging those Shares for equity securities in a New Holding Entity such that the equity security holders of the New Holding Entity are, or after the reconstruction become, the same or substantially the same as the former holders of Shares.

Redundancy	Means termination of the employment, office or engagement of the Option Holder or a person holding Option Shares due to economic, technological, structural or other organisational change where:

(a)	no Company Group requires the duties and responsibilities carried out by the Option Holder to be carried out by anyone; or

(b)	no Company Group requires the position held by the Option Holder to be held by anyone.

Related Body Corporate	The meaning given in the Corporations Act.

Reorganisation Event	Any one or more of the following:

(a)	a distribution of cash or securities by way of a return of capital;

(b)	a bonus issue of Shares by the Company;

(c)	a share split, consolidation or other similar action in respect of the share capital of the Company; or

(d)	any other internal reorganisation, recapitalisation, reclassification or similar event with respect to the share capital of the Company.

Rules	These terms and conditions, as amended from time to time.

Security	Interest An interest or power:
(a)	reserved in or over an interest in any asset including any retention of title; or

(b)	created or otherwise arising in or over any interest in any asset under a security agreement, a bill of sale, mortgage, charge, lien, pledge, trust or power,

by way of, or having similar commercial effect to, security for the payment of a debt, any other monetary obligation or the performance of any other obligation, and includes, but is not limited to:

(c)	any agreement to grant or create any of the above; and

(d)	a security interest within the meaning of section 12 of the Personal Property Securities Act 2009 (Cth).

Share Sale	The sale by Shareholders (in one transaction or a series of connected transactions) to a third party purchaser of all of the issued Shares provided that no sale or transfer undertaken to effect a corporate reorganisation of any of the Company Group will constitute a Share Sale.

Shareholder	A person who is the registered holder of a Share.

Shares	Shares in the capital of the Company with such rights and obligations as set out in the Constitution.

Subsidiary	The meaning given in the Corporations Act.

Tax Act	The Income Tax Assessment Act 1997 (Cth).

Transfer Notice	The meaning provided in rule 6.1(a)(ii).

Trigger Event	The meaning provided in rule 6.1(a).

1.2	Interpretation

In these Rules, unless the context otherwise requires:

(a)	headings and guidance notes are for convenience only and do not affect the interpretation of these Rules;

(b)	the singular includes the plural and vice versa;

(c)	the word person includes a firm, a body corporate, an unincorporated association and an authority;

(d)	a reference to any statute, ordinance, code or other law includes regulations and other instruments under, and consolidations, amendments, re-enactments or replacements of, any of them;

(e)	a reference to a document includes an amendment or supplement to, or replacement or novation of, that document;

(f)	a reference to a person includes a reference to the person’s executors, administrators, successors, substitutes (including, without limitation, persons taking by novation) and assigns;

(g)	an agreement, representation or warranty on the part of or in favour of two or more persons binds or is for the benefit of them jointly and severally;

(h)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;

(i)	a reference to a currency is a reference to Australian currency unless otherwise indicated;

(j)	where a word or phrase is given a particular meaning, other parts of speech and grammatical forms of that word or phrase have corresponding meanings;

(k)	specifying anything after the words ‘including’ or ‘for example’ or similar expressions does not limit what else is included; and

(l)	a reference to time is a reference to the time in Melbourne, Victoria, Australia.

2	Administration

2.1	Administration of Plan and delegation

(a)	The Plan is to be administered by the Board.

(b)	The Board may delegate some or all of its powers in administering this Plan to a sub-committee of the Board.

(c)	Subject to these Rules and the Constitution, the Board or any sub- committee appointed to administer this Plan shall have the power, in its sole discretion:

(i)	to select the persons to participate in the Plan;

(ii)	to determine the terms and conditions of any Offer, including:

(A)	the number of Options the subject of the Offer;

(B)	the purchase price for those Options;

(C)	any trustee or nominee holding arrangements required to be entered into in connection with those Options;

(D)	the vesting, disposal and forfeiture restrictions applying to those Options; and

(E)	the manner in which the Offer may be accepted;

(iii)	to amend any Offer related to any Option;

(iv)	to determine appropriate procedures, regulations and guidelines for the administration of the Plan; and

(v)	to take advice in relation to the exercise of any of its powers or discretions under these Rules.

2.2	Calculations and adjustments

Any calculations or adjustments which are required to be made by the Board or any sub-committee of the Board, in connection with this Plan will, in the absence of manifest error, be final and conclusive and binding on all Eligible Persons and Option Holders.

2.3	Absolute discretion

Where these Rules provide for a determination, decision, declaration or approval of the Board or any sub-committee of the Board, such determination, decision, declaration or approval may be made or given by the body in its absolute discretion.

2.4	Powers to be exercised by the Board

Any power or discretion which is conferred on the Board by these Rules may be exercised by the Board in the interests, or for the benefit, of the Company and the Board is not under any fiduciary or other obligation to any other person.

2.5	Options cap

Subject to the Constitution, the Board must not issue any Options that would result in the total number of all Option Shares issued upon exercise of Options under the Plan exceeding 10% of the total number of Shares on a Fully-Diluted Basis.

3	Vesting of Options

3.1	What vesting conditions may be set

(a)	An Offer may specify any:

(i)	vesting conditions; or

(ii)	other vesting events,

which must be satisfied before an Option vests.

(b)	The Board may, in its discretion, determine or vary any:

(i)	vesting conditions; or

(ii)	other vesting events,

in respect of any Option.

(c)	If vesting conditions or other vesting events are not specified in an Offer, the following vesting conditions apply to any Options offered under the Plan:

(i)	Options:

(A)	only vest while the Eligible Person remains employed with a Company Group Member, continues to provide consulting services to a Company Group Member or acts as a director of a Company Group Member (as applicable); and

(B)	cease to vest for the duration of any unpaid leave of absence. If the unpaid leave period includes part of a month, no vesting will occur in that month.

(ii)	Subject to rule 3.1(c)(i), Options vest as follows:

(A)	in respect of Options the subject of the Offer, on the date which is 36 months after the issue date of the Options; or

(B)	in respect of all or any of the Options, such earlier date at the discretion of the Board in accordance with rule 3.1(b) if there is an Exit Event.

3.2	Options only vest if vesting conditions / events satisfied

An Option will only vest on the occurrence or satisfaction of the conditions or other vesting events specified in respect of that Option.

3.3	How to exercise an option

An Option Holder may exercise an Outstanding Option during the Exercise Period, by:

(a)	giving to the Company a signed Exercise Notice; and

(b)	paying to the Company the Exercise Price of the Option being exercised (Cash Exercise) or if elected by the Option Holder by setting off the total Exercise Price against the number of Shares which they are entitled to receive upon exercise (Cashless Exercise Facility).

(i)	By using the Cashless Exercise Facility, the Option Holder will receive Shares to the value of the surplus after the Exercise Price has been set off.

(ii)	If the Option Holder elects to use the Cashless Exercise Facility, the Option Holder will only be issued that number of Shares (rounded down to the nearest whole number) as is equal in value to the difference between the total Exercise Price otherwise payable for the Options on the Options being exercised and the then market value of the Shares at the time of exercise.

(iii)	If the difference between the total Exercise Price otherwise payable for the Options on the Options being exercised and the then market value of the Shares at the time of exercise is zero or negative, then a Option Holder will not be entitled to use the Cashless Exercise Facility.

4	Disposal

4.1	What restrictions can be placed on a sale of Options?

In addition to the restrictions set out in this Plan, an Offer may specify restrictions on the Disposal of any Option. For the avoidance of doubt, restrictions on Disposal specified in an Offer do not limit the operation of rule 4.2.

4.2	Permitted disposals

Subject to any restriction on Disposal, a legal or beneficial interest in an Option may be Disposed of pursuant to:

(a)	a transfer by an Option Holder of any of its Options to a nominee or trustee for that person, and any such nominee or trustee may transfer Options to any other nominee or trustee or to the beneficiary provided that no beneficial interest in the Options passes as a result of the transfer;

(b)	a transfer of Options by an Option Holder who is a natural person to the trustee or trustees of a family trust set up for the benefit of that person’s family provided that a person acquiring Options pursuant to this rule 4.2(b) is not entitled to transfer any Options except for a transfer to the person from whom the transferee acquired the Options;

(c)	in the event of the death of an Option Holder, a transfer or transmission of the deceased Option Holder’s Options to the deceased Option Holder’s estate;

(d)	a transfer by an Option Holder of any of its Options where such transfer has been consented to in writing by the Board; or

(e)	a sale or transfer by an Option Holder of any of its Options where such sale or transfer is otherwise permitted or required by these Rules,

in each case only with the prior approval of the Board and subject to any conditions imposed by the Board (including any requirements for the transferee to agree to become bound by these Rules).

4.3	Disposal at an Exit Event

Unless otherwise consented to by the Board in writing and notwithstanding any other provision in this Plan or an Offer, a legal or a beneficial interest in a vested Option may not be Disposed of until after:

(a)	where a Listing occurs, the earlier of:

(i)	the date that is one hundred and eighty (180) days following the Listing; and

(ii)	the expiration of any underwriter imposed lock-up in connection with the Listing; and

(b)	in the case of any other Exit Event, the occurrence of that Exit Event.

4.4	Overriding restriction on Disposal in first three years

Notwithstanding any other provision in this document, unless an Option Holder disposes of an Option or an Option Share under an arrangement which meets the requirements in section 83A-130 of the Tax Act, a legal or a beneficial interest in an Option or an Option Share may not be Disposed of until the earlier of:

(a)	3 years after the issue of the Option or such earlier time as the Commissioner of Taxation allows in accordance with section 83A-45(5) of the Tax Act; and

(b)	where the Option Holder is a Good Leaver.

5	Issue of Ordinary Shares in respect of the exercise of Outstanding Options

5.1	Rights attaching to Shares issued to Option Holders on exercise of Outstanding Options

(a)	If an Option Holder exercises Outstanding Options, the Company must:

(i)	issue the number of Ordinary Shares which corresponds with the number of Outstanding Options exercised, free from any Security Interest;

(ii)	issue to the Option Holder or a Nominee to hold on bare trust for that Option Holder (if determined by the Board or nominated by the Option Holder) a share certificate for those Ordinary Shares and enter the Option Holder or Nominee (as applicable) into the Company’s share register; and

(iii)	lodge with the Australian Securities & Investments Commission the relevant forms to reflect the issue of the relevant number of Option Shares.

(b)	All Option Shares issued on exercise of Options in accordance with this rule 5 will:

(i)	be issued as fully paid;

(ii)	be free of any Security Interests; and

(iii)	rank equally in all respects with the other Ordinary Shares on issue in the Company as at the date of issue and be subject to the terms of the Constitution.

6	Treatment for Leavers and Redundancy

6.1	When a person becomes a Leaver and what the Board can do

(a)	Where an Option Holder or a person holding Option Shares becomes a Leaver (Trigger Event), the Board may, in its absolute discretion, exercise the rights below in relation to the Options and Option Shares held by that person:

(i)	serve a notice in writing on the Leaver (Lapse Notice), advising the Leaver that all or some of his or her unvested Options have lapsed on the date specified in the Lapse Notice;

(ii)	serve a notice in writing on the Leaver (Transfer Notice), requiring the Leaver to sell, transfer or otherwise Dispose of some or all of his or her vested Options and Option Shares to the Company (including through a buy-back) or to any person nominated by the Board, including:

(A)	to any other Eligible Persons or their Nominee, or

(B)	to any other person approved by the Board (whether or not for the purpose of holding those Options or Option Shares temporarily with the purpose of transferring such Options or Option Shares to Eligible Persons or their nominees in the future), on the terms set out in this rule 6 and the Leaver must transfer those Options and Option Shares (as applicable) in accordance with the Transfer Notice and is deemed to appoint the directors of the Company as its attorney for this purpose (and for the avoidance of doubt, the provisions of the power of attorney contained in an acceptance of offer signed by the Option Holder or Eligible Person (as applicable), apply for the purposes of this rule); or

(iii)	allow the Leaver to retain some or all of his or her Options and Option Shares (as applicable),

or any combination of the above, as the Board determines in its absolute discretion.

(b)	The price for the sale, transfer or other disposal of Options and Option Shares pursuant to rule 6.1(a)(i) will be:

(i)	in the case of a Good Leaver, their Fair Market Value as at the date of the Trigger Event; and

(ii)	in the case of a Bad Leaver, the lower of Fair Market Value and the cash consideration previously paid by the Leaver for the relevant Options and Option Shares (or such other higher price as determined by the Board, provided it is not greater than Fair Market Value).

(c)	Completion of the transactions contemplated above must occur on the date determined by the Board in its absolute discretion and notified to the Leaver.

6.2	Redundancy and what the Board can do

If an Option Holder or a person holding Option Shares employment or engagement with the Company Group ceases because of a Redundancy:

(a)	the Board in its absolute discretion may determine to reduce, vary or waive any vesting conditions that has not been satisfied as at the date of the Redundancy so that the Option Holder or a person holding Option Shares subject to the vesting conditions may be exercised;

(b)	the Option Holder may at any time prior to the expiry of the Options, exercise any Options capable of being exercised; and

(c)	all of the Option Holders Options held by the Option Holder that have not been exercised in accordance with rule 6.2(b) or are not capable of being exercised will automatically lapse.

7	Exit Event

7.1	What happens if there is a listing or sale of the Company or its business?

On or prior to an Exit Event, the Board may, in its absolute discretion:

(a)	where there is a Reconstruction as part of the Exit Event:

(i)	provide for the grant of new options in substitution of some or all of the Options on a like for like basis, by the New Holding Entity or any Related Body Corporate of the New Holding Entity;

(ii)	arrange for some or all of the Options to be acquired by the New Holding Entity in exchange for their Fair Market Value on the date of completion of the Reconstruction;

(b)	buy back or cancel, or require transfer to a third party buyer in connection with a Share Sale, some or all of the Options (whether vested or not) in exchange for their Fair Market Value (either on an unconditional basis or conditional on the Exit Event occurring); or

(c)	take the following steps:

(i)	notify an Option Holder of the number of Options that will vest as a result of the Exit Event occurring;

(ii)	make appropriate arrangements to ensure that such Options and all other Outstanding Options are able to be exercised on or prior to the Exit Date; and

(iii)	use reasonable endeavours to ensure that the Option Shares issued at or about the time of an Exit Event are accorded the same rights and receive the same benefits in relation to the Exit Event as pre-existing Ordinary Shares, or take any combination of the above steps.

7.2	Company may require Options to be exercised or lapse if an Exit Event is to occur

If:

(a)	the Company expects an Exit Event to occur; or

(b)	an Exit Event not anticipated by the Company does occur,

then the Company may, by notice to all Option Holders, require that all Outstanding Options either be exercised:

(c)	on a date determined by the Board which is on or before the Exit Date pertaining to the relevant Exit Event; or

(d)	in the case of an unanticipated Exit Event, a date after the Exit Date for that event,

or if they are not exercised to lapse on a date specified by the Board.

8	Listings

Each Eligible Person and Option Holder agrees and represents that:

(a)	in the event that a Listing is proposed by the Board, it will do all things and provide all assistance as is reasonably required by the Company in connection with the actual or proposed Listing, including, if required by the Company, entering into employment agreements, escrow arrangements, an offer management agreement or similar agreement on market terms; and

(b)	if, as part of the Listing, the Eligible Person’s or Option Holder’s Shares or the shares such person holds in the IPO Entity (as applicable) (together, the Listing Shares) are subject to the Listing Rules (including, without limitation, if the Eligible Person’s or Option Holder’s Listing Shares are “restricted securities” for the purpose of the Listing Rules), each Eligible Person or Option Holder will hold and deal with its Listing Shares in accordance with the Listing Rules.

9	Reorganisation Event

(a)	Subject to this rule 9, the Plan continues to apply in full force and effect despite any Reorganisation Event.

(b)	If any Reorganisation Event occurs before all Options capable of vesting in favour of the Option Holder have vested in favour of that Option Holder, the Company will procure that the terms of the Plan are varied in such a way as determined by the Board in its absolute discretion, which neither disadvantages nor advantages that Option Holder nor adversely effects the rights of any holder of Shares, to account for the effect of the Reorganisation Event.

(c)	Each Option Holder and Eligible Person agrees to any such variations to the Plan.

10	No effect

10.1	Plan does not impact on employment relationship

(a)	This Plan does not form any part of any contract of employment, consultancy or directorship between a Company Group Member and an Eligible Person.

(b)	Nothing in this Plan:

(i)	confers on an Eligible Person any right to continue as an employee, contractor or director of a Company Group Member;

(ii)	affects the rights which a Company Group Member or any other person may have to terminate the employment, consultancy or office of an Eligible Person; or

(iii)	may be used to increase any compensation or damages in any action brought against a Company Group Member or any other person in connection with the termination of employment or consultancy or removal from office of an Eligible Person.

(c)	The Company is not restricted to using the Plan as the only method of providing incentive rewards to employees. The Board may approve other incentive schemes. Participation in the Plan does not affect, and is not affected by, participation in any other incentive or other scheme of the Company unless the terms of that incentive or scheme provide otherwise.

10.2	Option does not give rights as a Shareholder

(a)	An Offer will be in respect of a single grant of Options and does not entitle an Eligible Person to participate in any subsequent grants.

(b)	An Option does not confer on an Eligible Person or an Option Holder:

(i)	any voting rights in respect of Shares or in respect of any other equity securities of the Company;

(ii)	the right to participate in new issues of Shares or other equity securities of the Company;

(iii)	the right to attend or vote at any general meeting or other meeting of holders of any Shares or other equity securities of the Company;

(iv)	the right to receive any dividends or other distributions or to receive or otherwise participate in any returns of capital from the Company; or

(v)	the right to participate in a liquidation or winding up of the Company.

11	General

(a)	The costs and expenses of establishing, managing and administering the Plan will be borne by the Company. The Company is not responsible for any duties or taxes which may become payable by the Option Holder or their Eligible Person in connection with the issue of Options or any other dealing with the Options or in relation to the Option Shares.

(b)	Subject to rule 2, the Plan and these Rules may be amended from time to time by resolution of the Board subject to the requirements from time to time of the Corporations Act. Any such amendment however, must not on an overall basis adversely affect the rights of Eligible Persons or Option Holders in respect of Options granted prior to such amendment without the consent of those Eligible Persons and Option Holders (as applicable), unless such amendment is required by, or necessitated by, law.

(c)	Each Eligible Person and Option Holder agrees that it will complete and return to the Company such other documents as may be required by law to be completed by the Eligible Person or Option Holder from time to time in respect of the transactions contemplated by the Plan, or such other documents which the Company reasonably considers should, for legal, taxation or administrative reasons, be completed by the Eligible Person or Option Holder in respect of the transactions contemplated by the Plan.

(d)	The Company may, in its sole discretion:

(i)	make Offers to Eligible Persons who reside outside of Australia; and

(ii)	make regulations for the operation of the Plan which are not inconsistent with these Rules to apply to Eligible Persons who reside outside of Australia.

(e)	Any notice regarding the Options will be sent to the registered address of the referable Option Holder as recorded in the register of Option Holders maintained by the Company.

(f)	This Plan is governed by and shall be construed in accordance with the laws of New South Wales, Australia.

Schedule 1

Option Exercise Notice

I, ____________________________(the Option Holder) being the registered holder of the Options specified below, elect to exercise those Options pursuant to rule 5 of the Employee Option Plan in respect of Wimp 2 Warrior Limited ACN 163 057 565 (Company).

Options being exercised:

Total number of Options being exercised _____________________________________________________________

Exercise Price:

Exercise Price per Option _________________________________________________________________________

Total Exercise Price _____________________________________________________________________________

I agree to be bound by the Rules of the Company’s Employee Option Plan and, upon being issued Ordinary Shares, I agree to become a Member of the Company and be bound by the provisions of the constitution of the Company and the Shareholders Agreement between the Company and its shareholders.

Signed by the Option Holder:______________________________________________________________________

Date: ________________________________________________________________________________________

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